      As filed with the Securities and Exchange Commission on May 7, 1998
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------


                            JERRY'S FAMOUS DELI, INC.
             (Exact name of registrant as specified in its charter)

                             12711 Ventura Boulevard
                                    Suite 400
                          Studio City, California 91604
                                 (818) 766-8311
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              California                                 5812                                95-3302338
    (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)            Classification Code Number)              Identification Number)

                               ------------------


                     Isaac Starkman, Chief Executive Officer
                            Jerry's Famous Deli, Inc.
                       12711 Ventura Boulevard, Suite 400
                          Studio City, California 91604
                                 (818) 766-8311
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                          Catherine DeBono Holmes, Esq.
                        Jeffer, Mangels, Butler & Marmaro
                            2121 Avenue of the Stars
                                   10th Floor
                          Los Angeles, California 90067
                                 (310) 203-8080
                               Fax (310) 203-0567



    Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  CALCULATION OF REGISTRATION FEE
==============================================================================================================
                                                    Proposed             Proposed
                                Amount               Maximum              Maximum              Amount of
 Title of Each Class of          to be           Offering Price          Aggregate           Registration
Securities to be Registered   Registered          Per Share(1)       Offering Price(2)            Fee
--------------------------------------------------------------------------------------------------------------
Common Stock, no par             934,509 Shs.       $2.1094            $1,971,253.29            $581.52
value (2)
==============================================================================================================


(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) based on the average high and low market price of the Registrant's Common Stock on May 5, 1998, as quoted in the Nasdaq National Market.
(2) Which may be sold from time to time by certain Selling Security Holders.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

    Pursuant to Rule 429, the enclosed Prospectus constitutes a combined Prospectus also relating to securities covered by a Registration Statement on Form S-3 (No. 333-14629) and a Registration Statement on Form S-8 (No. 333-32497) and constitutes a post-effective amendment to each of said Registration Statements. The following securities are being carried forward from the S-3 Registration Statement: (i) 3,721,405 shares of Common Stock registered for resale by the officers and directors of the Registrant and certain other investors as to which a filing fee was previously paid; and (ii) 65,000 shares of common stock issuable upon exercise of warrants. The following securities are being carried forward from the S-8 Registration Statement: Up to 200,000 shares of Common Stock which was issued by the Registrant to Kenneth J.
Abdalla, as to which a filing fee was previously paid.

PROSPECTUS

                        4,855,914 SHARES OF COMMON STOCK

                   65,000 SHARES OF COMMON STOCK ISSUABLE UPON
                              EXERCISE OF WARRANTS

                                      LOGO
                                  COMMON STOCK


         This Prospectus relates to the registration by Jerry's Famous Deli, Inc. (the "Company"), at its expense, for the account of certain affiliated and unaffiliated selling shareholders who may sell their securities from time to time (collectively referred to herein as the "Selling Security Holders"), of the following securities (the "Selling Security Holder Shares"): (i) up to 934,509 shares of the common stock of the Company, no par value (the "Common Stock"), issued in connection with the Company's acquisition of The Epicure Market to affiliates of the seller; (ii) up to 200,000 shares of Common Stock issued to an executive of the Company; (iii) up to 3,721,405 shares of Common Stock for the account of Waterton Management, LLC and certain of its affiliates and their assignees, which includes 107,698 shares of Common Stock held by Yucaipa Waterton Deli Investors, LLC, 1,579,994 shares of Common Stock held by Jerry's Investors, LLC, 1,729,951 shares of Common Stock held by Ronald W. Burkle Foundation, and 303,762 shares of Common Stock held by Gerlach & Co., and (iv) up to 65,000 shares of Common Stock issuable upon exercise of warrants issued to Waterton Management, LLC. The Selling Security Holder Shares are not being underwritten and the Company will not receive any proceeds from the sale of the Selling Security Holder Shares. See "Selling Security Holders." Sales of the Selling Security Holder Shares may depress the market price of the Common Stock.

            The Common Stock is traded on the Nasdaq National Market
             under the symbol "DELI." On May 5, 1998, the last sale
                 price of the Company's Common Stock was $2.09.

 THESE SECURITIES ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE
                       "RISK FACTORS" ON PAGES 5-8 HEREOF.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                  COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

         The Selling Security Holder Shares may be sold from time to time by the Selling Security Holders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Security Holder Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Security Holder Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Security Holders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act") in connection with such sales. In addition, any Selling Security Holder Shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         Upon the Company being notified by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of a Selling Security Holder Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of Selling Security Holder Shares involved, (iii) the price at which such Selling Security Holder Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

         All expenses incurred in connection with the registration of the Selling Security Holder Shares, which expenses are not expected to exceed $60,582 are being borne by the Company.

                   THE DATE OF THIS PROSPECTUS IS MAY 6, 1998

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the Securities and Exchange Commission, (the "Commission") are incorporated herein by reference: the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and the Company's Report on Form 8-K and Amended Report on Form 8-K for April 1, 1998.

         All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities under this Prospectus shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is not deemed to be filed under said provisions or any portion of a Proxy Statement not deemed incorporated herein by reference. Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Christina Sterling, Chief Financial Officer, 12711 Ventura Boulevard, Suite 400, Studio City, California 91604 (Telephone: (818) 766-8311).


                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
The Chicago Regional Office, Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10048. Such reports, proxy statements and other information filed by the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Copies of such materials can also be obtained by mail at prescribed rates upon written request addressed to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's web site (http\\:www.sec.gov.)

         The Company has filed with the Commission a registration statement under the Securities Act with respect to the shares of Common Stock registered hereby. This Prospectus omits certain information contained in said registration statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the registration statement, including the exhibits thereto. Statements contained herein concerning the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to such contract or other document filed with the Commission as an exhibit to the registration statement, or otherwise, each such statement being qualified in all respects by such reference. The registration statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and at the Commission's web site.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and financial statements and related notes thereto appearing elsewhere in this Prospectus and the documents incorporated herein by reference. Unless otherwise indicated, all financial information, share and per share information in this Prospectus assume (i) no exercise of warrants to purchase an aggregate of up to 170,000 shares granted to an investment bank in connection with the Company's initial public offering; (ii) no exercise of warrants for 65,000 shares granted to Waterton Management, LLC; and (iii) no exercise of options to purchase an aggregate of up to 2,000,000 shares granted or available to be granted to employees, officers, directors and consultants pursuant to stock options.

                                   THE COMPANY

         Jerry's Famous Deli, Inc. (the "Company" or "JFD") is an operator of New York deli-style restaurants. The Company currently operates 10 restaurants, including eight in Southern California operating under the name "Jerry's Famous Deli," one in Southern California operating under the name "Solley's" and one in Miami, Florida, the venerable "Wolfie Cohen's Rascal House." The Company recently acquired an existing location in Boca Raton, Florida, and is currently renovating the location as a Rascal House. In addition, the Company completed its acquisition of The Epicure Market, a well-known gourmet food market in Miami, Florida on April 1, 1998.

         In Southern California, the eight Jerry's Famous Deli restaurants have the look and high energy feel of a New York deli-style restaurant, with Broadway as the theme, and posters and colored klieg lighting creating the setting. The Solley's restaurant in Sherman Oaks, California retains the smaller, family atmosphere its patrons enjoyed for years before it was acquired by the Company in 1996. The Rascal House, in Miami Beach, Florida, has its own unique character that has been popular for over 40 years. However, the true strength of all of the Company's restaurants is in the execution of the extraordinary menus at all of the restaurants. At Jerry's Famous Deli restaurants, customers can choose from a menu of over 600 items, while at Solley's and Rascal House, customers can enjoy their old favorites, along with many of the Jerry's Famous Deli menu items, all prepared with consistency and quality at every location. People come to a Jerry's, Solley's or Rascal House for the food, and they expect their favorite item the same way every time at each location. The Company depends heavily on repeat customers, and it emphasizes consistency, quality and cleanliness in an atmosphere acceptable to the whole family, and appealing to the very different demographics in the clientele at different times of the day. Each of the Company's restaurants offer moderately priced, high quality food for in-store eating, take-out, delivery or catering services, seven days a week operation, and high energy ambiance.

         All of the eight Jerry's Famous Deli restaurants in operation at December 31, 1997 had average annualized sales of approximately $5.8 million per location for the year ended December 31, 1997. Solley's had sales of approximately $3.7 million, and the Rascal House restaurant had sales of approximately $9.5 million for 1997. In the September 1997 issue of The Los Angeles Business Journal, six Jerry's Famous Deli restaurants were listed among the top 25 highest grossing restaurants in Los Angeles County.

         The Company's current objectives are to continue to expand its Southern California and Southern Florida operations, where it can take advantage of its well-known brand names and operational style. In addition, the Company seeks to enter new areas with the acquisition of other well-established deli-style restaurants and markets in larger metropolitan areas. The Company intends to establish clusters of operations within specific regions to maximize brand name recognition and benefit from operating and marketing efficiencies. Management may consider additional public or private offerings of its common stock and preferred stock as well as additional debt financing to fund its future expansion efforts. There is no assurance that the Company's financial or growth objectives can be achieved or that additional capital will be available to finance the Company's business plan. See "Risk Factors."

         The Company is organized under the laws of the State of California. The Company's offices are located at 12711 Ventura Boulevard, Suite 400, Studio City, California 91604. Its telephone number is (818) 766-8311.


                                  THE OFFERING

Common Stock offered by the Selling Security Holders:         4,855,914 shares

Common Stock issuable under Warrants                          65,000 shares

Common Stock outstanding as of  May 5, 1998:                  15,144,664 shares

Nasdaq National Market Symbol:                                "DELI"

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THE PROSPECTUS AND INFORMATION INCORPORATED HEREIN BY REFERENCE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT. THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE INTO IT CERTAIN FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN OR ARE INCORPORATED HEREIN BY REFERENCE INTO THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE OR INCORPORATED HEREIN BY REFERENCE. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.

         LIMITED OPERATING HISTORY WITH MULTIPLE RESTAURANTS. The Company was founded in 1978 with the opening of its Studio City restaurant. Three additional restaurants were opened in 1989, 1991 and 1994, respectively, and have each been in operation for over four years. Two additional restaurants were opened in February and June 1996, respectively, two additional restaurants (Solley's) were acquired as of June 30, 1996, and one additional restaurant (Rascal House) was acquired September 9, 1996. The newest restaurant was opened in August 1997. Accordingly, the Company has a limited operating history in its current size and configuration, and there is no assurance that such restaurants, or the Company as a whole, will be profitable in the future.

         LACK OF DIVERSIFICATION. At the present time, the Company intends to invest only in deli-style restaurants and gourmet markets. As a result, changes in consumer preferences, including a change in consumer preferences for restaurants of the type operated by the Company, may have a disproportionate and materially adverse impact on the Company's business and its operating results.

         NEED FOR ADDITIONAL FINANCING. The expansion of the Company's restaurant operations in 1996 and 1997 has been funded with the proceeds of an initial public offering in October 1995 and sales of preferred shares in August and November 1996, along with bank financing. Additional funds will be needed for future acquisitions and development of new locations. There is no assurance that the Company will be able to obtain such additional financing, or that such additional financing will be available on terms acceptable to the Company and at the times required by the Company. Failure to obtain such financing may adversely impact the growth, development or general operations of the Company. If, on the other hand, such financing can be obtained, it will most likely result in additional leverage or dilution of existing shareholders.

         UNCERTAIN ABILITY TO MANAGE GROWTH AND EXPANSION. In order to achieve growth, Management believes that the Company must develop new restaurants. The Company's expansion plan calls for the addition of several new restaurants per year. Management has limited experience opening restaurants at the current expansion plan rate. The Company's ability to successfully expand will depend on a number of factors, including without limitation, the selection and availability of suitable locations, the hiring and training of sufficiently skilled management and personnel, the availability of adequate financing, distributors and suppliers, the obtaining of necessary governmental permits and authorizations, and contracting with appropriate development and construction firms, some of which are beyond the control of the Company. There is no assurance that the Company will be able to open any new restaurants, or that any new restaurants will be opened at budgeted costs or in a timely manner, or that such restaurants can be operated profitably.

         LIMITATIONS AND VULNERABILITY AS A RESULT OF GEOGRAPHIC CONCENTRATION. Because all of the Company's existing restaurants (other than Rascal House in Florida) are located in Southern California, the Company is vulnerable to the Southern California economy, which has experienced adverse results in past years. In addition, the Company's experience with construction and development outside the Los Angeles metropolitan area is limited, which may increase associated risks of development and construction as the Company expands outside this area. Expansion to other geographic areas may require substantially more funds for advertising and marketing since the Company will not initially have name recognition or word of mouth advertising available to it in areas outside of Southern California. The centralization of the Company's management in Southern California may be a problem in terms of expansion to new geographic areas, since the Company may suffer from lack of experience with local distributors, suppliers and consumer factors and from other issues as a result of the distance between the Company's main headquarters and its restaurant sites. These factors could impede the growth of the Company.

         SIGNIFICANT RESTAURANT INDUSTRY COMPETITION. The restaurant industry is intensely competitive with respect to price, service, location, ambiance and quality, both within the casual dining field and in general. As a result, the rate of failure for restaurants is very high and the business of owning and operating restaurants involves greater risks than for businesses generally. There are many competitors of the Company in the casual dining segment that have substantially greater financial and other resources than the Company and may be better established in those markets where the Company has opened or intends to open restaurants. There is no assurance that the Company will be able to compete in these markets.

         DEPENDENCE UPON CONSUMER TRENDS. The Company's restaurants are, by their nature, dependent upon consumer trends with respect to the public's tastes, eating habits (including increased awareness of nutrition), and discretionary spending priorities, all of which can shift rapidly. In general, such trends are significantly affected by many factors, including the national, regional or local economy, changes in area demographics, increases in regional competition, food, liquor and labor costs, traffic patterns, weather, natural disasters, and the availability and relative cost of automobile fuel. Any negative change in any of the above factors could negatively affect the Company and its operations.

         DEPENDENCE ON KEY PERSONNEL. The Company believes that the development of its business has been, and will continue to be, highly dependent on Isaac Starkman, the Chairman of the Board and Chief Executive Officer of the Company. In addition, any outstanding balances under the Company's credit facility with Bank of America become immediately due and payable upon the death of any principal officer or majority shareholder. Isaac Starkman is currently 60 years old. Mr. Starkman has an employment agreement which requires that he devote a substantial majority of his time to the Company; however, he does have, and will continue to have, limited involvement with certain concession and souvenir businesses in New York, and other business ventures, each unrelated to the Company and its business. Guy and Jason Starkman, Vice Presidents of the Company, are currently 27 and 24 years old, respectively. The Company has obtained key man life insurance of $1,000,000 face amount on Isaac Starkman. However, if Isaac Starkman's services become unavailable for any reason, it could affect the Company's business and operations adversely.

         POSSIBLE HIGHER COSTS UNDER EXISTING RELATED PARTY LEASES. The Company currently leases its Westwood restaurant building and eight adjacent parking spaces, along with three parking lots and a 1,200 square foot building adjacent to its West Hollywood restaurant, from the Starkman Family Partnership ("The Starkman Family Partnership"), an entity controlled by Isaac Starkman, the controlling beneficial shareholder of the Company. There is no assurance that the leases between The Starkman Family Partnership and the Company are as favorable as the Company could have obtained from an unaffiliated third party. These leases were not negotiated at arm's length and Isaac Starkman, the controlling beneficial shareholder and the Chief Executive Officer of the Company, had a conflict of interest in negotiating these transactions. In addition, several of the leases are subject to renewal at their then fair market value, which could involve substantial increases, depending upon the real estate leasing market at the time of renewal of each of such leases. In the future, the Company will not lease new restaurant sites or facilities or renew existing leases from The Starkman Family Partnership or other affiliated persons or entities unless the terms of the lease have been approved by the Company's independent directors and deemed at least as favorable as would be available from a non-affiliated third party by an independent national or regional real estate evaluation firm or commercial leasing firm in a written opinion.

         CERTAIN DISCONTINUED RESTAURANT CONCEPTS HAVE BEEN UNSUCCESSFUL. Certain other restaurant operations established by Isaac Starkman, the controlling beneficial shareholder of the Company, have not met with success. In November 1984, Isaac Starkman established a casual dining restaurant named Starky's, which combined a deli operation with pizza parlor and arcade at the top of the Beverly Center, a large shopping mall in Los Angeles, California. Starky's had no street visibility, and due to its location in an enclosed mall, had restricted hours of operation and problems with hygienic conditions at the mall which were outside of Management's control. A lawsuit was filed by Starky's primarily related to the landlord's property maintenance which resulted in a settlement subject to a confidentiality agreement and the closing of the restaurant in December 1992. In addition, Jerry's Famous Pizza, a 2,300 square foot pizza restaurant in Sherman Oaks, California ("Jerry's Famous Pizza"), operated by Pizza by the Pound, Inc., a wholly-owned subsidiary acquired by the Company in January, 1995, was not profitable. Management determined that it was in the interest of shareholder value that the Company focus on its core business of high volume deli style restaurants rather than confuse the financial markets' perception of the Company by developing comparatively low volume restaurants in the fast food pizza segment. As a result, the Company ceased operations of Jerry's Famous Pizza.

         INCREASES IN FOOD COSTS. Among various other factors, the Company's profitability is highly sensitive to changes in food costs, which sensitivity requires Management to be able to anticipate and react to such changes. Various factors beyond the Company's control, including adverse weather, labor strikes and delays in any of the restaurants' frequent deliveries, may negatively affect food costs, quality and availability. While in the past, Management has been able to anticipate and react to increasing food costs through, among other things, purchasing practices, menu changes and price adjustments, there can be no assurance that it will be able to do so in the future.

         INCREASE IN MINIMUM WAGE. The federal minimum wage increased from $4.25 an hour to $4.75 effective October 1, 1996, and again to $5.15 effective September 1, 1997. In addition, the California minimum wage increased to $5.75 on April 1, 1998. President Clinton has proposed an additional increase in the federal minimum wage to $6.15 an hour, which will be subject to congressional approval. Approximately one-third of employees working in restaurants operated by the Company receive salaries equal to the federal minimum wage.

         SECURITY CONCERNS AND EXPENSES AT RESTAURANT SITES. In light of, among other things, the 24-hour operation of some of the Company's restaurants, security for patrons and workers at restaurant locations is an ongoing and increasing concern and expense. The Company has previously had criminal incidents at its restaurants, some of which have resulted in lawsuits. There is no assurance that there will not be any additional problems at any of the locations. The Company maintains its own security personnel at each location. The Company also maintains general liability insurance.

         POTENTIAL UNINSURED LOSSES. The Company has comprehensive insurance, including general liability, fire and extended coverage, which the Company considers adequate. However, there are certain types of losses which may be uninsurable or not economically insurable. Such hazards may include earthquake, hurricane and flood losses. While the Company currently maintains limited earthquake coverage, it may not be economically feasible to do so in the future. Since the Company's operations are currently concentrated in one area of Southern California, the Company has had temporary interruptions in its operations due to such hazards in the past. Punitive damage awards are generally not covered by insurance; thus, any awards of punitive damages as to which the Company may be liable could adversely affect the ability of the Company to continue to conduct its business, to expand its operations or to develop additional restaurants. If such a loss should occur, the Company would, to the extent that it is not covered for such loss by insurance, suffer a loss of the capital invested in, as well as anticipated profits and/or cash flow from, such damaged or destroyed properties. There is no assurance that any insurance coverage maintained by the Company will be adequate, that it can continue to obtain and maintain such insurance at all or that the premium costs will not rise to an extent that they adversely affect the Company or the Company's ability to economically obtain or maintain such insurance.

         POTENTIAL "DRAM SHOP" LIABILITY. Restaurants in California and most other states are subject to "dram shop" laws, rules and regulations, which impose liability on licensed alcoholic beverage servers for injuries or damages caused by their negligent service of alcoholic beverages to a visibly intoxicated person or to a minor, if such service is the proximate cause of the injury or damage and such injury or damage is reasonably foreseeable. While the Company has limited amounts of liquor liability insurance and intends to maintain liquor liability insurance as part of its comprehensive general liability insurance which it believes should be adequate to protect against such liability, there is no assurance that it will not be subject to a judgment in excess of such insurance coverage or that it will be able to obtain or continue to maintain such insurance coverage at reasonable costs, or at all. The imposition of a judgment substantially in excess of the Company's current insurance coverage would have a materially adverse effect on the Company and its operations. The failure or inability of the Company to maintain or increase insurance coverage could materially and adversely affect the Company and its operations. In addition, punitive damage awards are generally not covered by such insurance. Thus, any awards of punitive damages as to which the Company may be liable could adversely affect the ability of the Company to continue to conduct its business, to expand its operations or to develop additional restaurants.

         TRADEMARK AND SERVICE MARK RISKS. The Company has not had a challenge to its use of the "Jerry's" service mark as of this time. However, to date, the Company has used the service mark only in Southern California. In addition, the Company has not secured clear rights to the use of the "Jerry's" service mark or any other name, service mark or trademark used in the Company's business operations, other than "JFD," in connection with restaurants. There are other restaurants using the name "Jerry's" throughout the United States, and use of the service mark or any other name, service mark or trademark in the Company's business operations, other than "JFD," may be subject to challenge.

         EFFECTS OF COMPLIANCE WITH GOVERNMENT REGULATION. The Company is subject to various federal, state and local laws, rules and regulations affecting its businesses and operations. Each of the Company's restaurants is and shall be subject to licensing regulation and reporting requirements by numerous governmental authorities, which may include alcoholic beverage control, building, land use, health and safety and fire agencies in the state or municipality in which the restaurant is located. Difficulties in obtaining or failures to obtain the necessary licenses or approvals could delay or prevent the development or operation of a given restaurant or limit, as with the inability to obtain a liquor or restaurant license, its products and services available at a given restaurant. Any problems which the Company may encounter in renewing such licenses in one jurisdiction may adversely affect its licensing status on a federal, state or municipal level in other relevant jurisdictions.

         LIMITED CONTROL AND INFLUENCE ON THE COMPANY. The current officers and directors of the Company in the aggregate, directly or beneficially, currently own a majority of the total outstanding Common Stock. In addition, three out of six directors are members of the Starkman family. As a result, these individuals are in a position to materially influence, if not control the outcome of all matters requiring shareholder or board approval, including the election of directors. Such influence and control is likely to continue for the foreseeable future and significantly diminishes control and influence which future shareholders may have on the Company.

         NO DIVIDENDS. It is the current policy of the Company that it will retain earnings, if any, for expansion of its operations, remodeling of existing restaurants and other corporate purposes, and it will not pay any cash dividends in respect of the Common Stock in the foreseeable future.

         POSSIBLE ADVERSE IMPACT ON POTENTIAL BIDS TO ACQUIRE SHARES DUE TO ISSUANCE OF PREFERRED OR COMMON STOCK. The Board of Directors of the Company has authority to issue up to 5,000,000 shares of preferred stock of the Company (the "Preferred Stock") and to fix the rights, preferences, privileges and restrictions of such shares without any further vote or action by the shareholders. In addition, the Company has authorized 60,000,000 shares of Common Stock. Only 15,144,664 shares of Common Stock are currently outstanding, and no preferred shares are currently outstanding. The potential issuance of authorized and unissued preferred shares or Common Stock of the Company may result in special rights and privileges, including voting rights, to individuals designated by the Company and have the effect of delaying, deferring or preventing a change in control of the Company. As a result, such potential issuance may adversely affect the marketability and potential market price of the shares. As additional acquisition opportunities become available, Management may determine to issue and sell additional Common Stock or preferred shares at any time in the future.

         RECENT CHANGES IN LOCAL ENFORCEMENT OF HEALTH CODE AND NEGATIVE PUBLICITY. As a result of a November 1997 series of investigative reports on local television regarding restaurant health code violations, the Los Angeles County Health Department has instigated stricter monitoring and enforcement of health code provisions. The Company's Studio City restaurant was one of several prominent restaurants mentioned in the November 1997 report, which resulted in negative publicity to the Company. Management believes that this may have contributed to reduced revenues from the Southern California restaurants in the fourth quarter of 1997. The Health Department's current policy is to grade every restaurant "A," "B" or "C," with A being best, B being acceptable and C being grounds for closing the restaurant. Four of the Company's six restaurants in the Los Angeles County Health Department jurisdiction have been inspected to date, and those have all received "A" ratings from the Health Department under the new policy. The Company expects that the other two of its Los Angeles County restaurants will be inspected within the next six months, and that they will also receive "A" ratings. The Company's Orange County and Pasadena restaurants have also been inspected recently by the appropriate local health department authorities and received "no violations observed" ratings, which are comparable to an "A" rating.

         NEGATIVE PUBLICITY FROM PRIVATE DAMAGE CLAIMS. Restaurants such as those operated by the Company are subject to litigation in the ordinary course of business, most of which the Company expects to be covered by its general liability insurance. In 1994, after the Company catered a private function for cast, crew and guests of the "Frasier" television show, several persons complained of food poisoning symptoms, and filed claims against the Company. The Company believes that the claims made against it have no merit, and its insurance carrier has contested the action. In February 1998, as the case neared trial, the suit received newspaper and television publicity due to the celebrity status of the claimants, which may have a negative impact on revenues on the Company's Southern California restaurants.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of shares of Common Stock offered by the Selling Security Holder.


                            SELLING SECURITY HOLDERS

         This Prospectus covers a total of 4,855,914 shares of Common Stock and 65,000 shares of Common Stock issuable upon exercise of a warrant. The following is a list of the Common Stock owned by the Selling Security Holders, constituting approximately 32.06% of the total outstanding shares of Common Stock.

         The table below indicates the Selling Security Holder Shares held by the Selling Security Holders as of May 5, 1998, and the number of shares of Common Stock which may be offered pursuant to this Prospectus. The Company is not aware of any plans by any of the named persons to sell their Common Stock. However, the Common Stock held by these individuals are being registered for resale in order that these individuals, or any donee, pledgee or transferee of such Selling Security Holder Shares, may, from time to time in the future as they determine in their discretion, sell any number of shares of Common Stock which they own. The number of shares of Common Stock registered for the account of the individuals named below who are executive officers or directors of the Company may be increased by a supplement to this prospectus to the extent that such persons acquire additional shares through the exercise of options issued under the 1995 Stock Option Plan. The Company will not receive any of the proceeds of any future sales of such Common Stock. The Common Stock listed below are not being underwritten.


Name of Selling         Amount of              Amount of         Amount of         Shares        Amount of       Amount of Shares
Security Holder(1)   Common Stock           Common Stock         Shares            Issuable      Shares          Owned After
                     Owned Before       Being Registered         Owned After       Under         Being           Offering (2)
                         Offering                                Offering (2)      Warrant       Registered

Harry Thal                317,330                317,330         0
Mitchell Thal             440,736                440,736         0
Naomi Thal                 79,332                 79,332         0
Harry Thal, as
trustee for the
estate of Edith
Thal                       44,074                 44,074         0
Stanley Witkin &
Vella Witkin               25,000                 25,000         0
Kenneth W. Roth            28,037                 28,037         0
Kenneth Abdalla           200,000                200,000         0
Waterton
Management
LLC(3)                  1,687,692              1,687,692         0                 65,000        65,000          0
Ronald W. Burkle
   Foundation(4)        1,729,951              1,729,951         0
Gerlach & Co.             303,762                303,762         0

(1) Information set forth in the table regarding the Selling Security Holder Securities is provided to the best knowledge of the Company based on information furnished to the Company by the respective Selling Securities Holder and/or available to the Company through its stock ledgers.

(2) Assumes that the Selling Security Holder sells all of the Selling Security Holder Shares held by it.

(3) Includes 107,698 shares held by Yucaipa Waterton Deli Investors, LLC, and 1,579,994 shares held by Jerry's Investors, LLC, which shares may be deemed to be beneficially owned by Waterton Management LLC. Mr. Abdalla, President and director of the Company, is the manager of Waterton Management LLC.

(4) Mr. Abdalla, President and director of the Company, is a director of the Ronald W. Burkle Foundation.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock consists of 60,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value. As of May 5, 1998, there were 15,144,664 shares of Common Stock outstanding and no Preferred Stock outstanding.

COMMON STOCK

         The holders of outstanding Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The Company has no present intention of paying dividends on its Common Stock. Upon liquidation, dissolution or winding up of the Company, and subject to the priority of any outstanding Preferred Stock, the assets legally available for distribution to shareholders are distributable ratably among the holders of Common Stock at the time outstanding.

         No holder of shares of Common Stock has a preemptive right to subscribe to future issuances of securities by the Company. Accordingly, all holders of Common Stock will suffer dilution of their percentage interest in the Company upon future sales of Common Stock or securities convertible into Common Stock.

         Holders of Common Stock are entitled to cast one vote for each share held of record on all matters presented to shareholders, other than with respect to the election of directors, for which cumulative voting is currently required under certain circumstances by applicable provisions of California law. Under cumulative voting, each shareholder may give any one candidate whose name is placed in nomination prior to the commencement of voting a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the shareholder's shares are normally entitled, or distribute such number of votes among as many candidates as the shareholder sees fit. The effect of cumulative voting is that the holders of a majority of the outstanding shares of Common Stock may not be able to elect all of the Company's directors. The Common Stock is fully paid and nonassessable.

PREFERRED SHARES

         The Company is authorized to issue 5,000,000 shares of Preferred Stock. The Company's Board of Directors is authorized to issue the Preferred Stock in one or more Series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting each series and the designation of such series. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting rights of the holders of Common Stock and could have certain anti-takeover effects.

         On August 30, 1996, the Company filed a Certificate of Determination in connection with the issuance of up to 19,000 Series A Preferred Shares. Each Preferred Share has a right to dividends of $80.00 per share per year, payable quarterly in arrears, in cash or shares of Common Stock. Each Preferred Share has a liquidation preference of $1,000 per share. Each Preferred Share is convertible at the option of the holders, at any time commencing ninety days following the initial issuance of shares, and is automatically converted on the third anniversary of the date of issuance, into Common Stock, at a conversion price equal to the average market price of the Common Stock for the five days preceding the conversion, less a 17% discount from such market price, provided that the maximum conversion price will be no more than $6.00 per share and the minimum conversion price will be no less than $3.00 per share. The Company sold an aggregate of 12,000 shares of Series A Preferred Stock in August and November of 1996, of which 2,000 shares were converted to Common Stock in December 1996.

         In January 1997, the Company issued a new class of Series B Preferred Shares into which the Series A Preferred Shares were converted. The Series B Preferred Shares were substantially identical to the Series A Preferred Shares, except that each Series B Preferred Share had voting rights equal to 109 shares of Common Stock. On March 27, 1997, the holders of the Series B Preferred Shares converted all remaining 10,000 shares outstanding to 3,139,593 shares of common stock at a conversion price of approximately $3.19 per share. As of May 5, 1998, no shares of Preferred Stock were outstanding.

TRANSFER AGENT

         U.S. Stock Transfer Corporation, Glendale, California is the transfer agent and registrar for the shares of Common Stock.

                              PLAN OF DISTRIBUTION

         The Selling Security Holder Shares may be sold from time to time by the Selling Security Holders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Security Holder Shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Selling Security Holder Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Security Holders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Security Holders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales. In addition, any Selling Security Holder Shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         Upon the Company being notified by a Selling Security Holder that any material arrangement has been entered into with a broker-dealer for the sale of Selling Security Holder Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Act, disclosing (i) the name of each such Selling Security Holder and of the participating broker-dealer(s), (ii) the number of Selling Security Holder Shares involved, (iii) the price at which such Selling Security Holder Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

         The Selling Security Holders have been advised that during the time each is engaged in distribution of the securities covered by this Prospectus, each must comply with Regulation M under the Securities Exchange Act of 1934, as amended, and pursuant thereto: (i) shall not engage in any stabilization activity in connection with the Company's securities; (ii) shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) shall not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Securities Exchange Act of 1934, as amended. Any Selling Security Holders who may be "affiliated purchasers" of the Company as defined in Regulation M have been further advised that they must coordinate their sales under this Prospectus with each other and the Company for purposes of Regulation
M. Each Selling Security Holder must also furnish each broker through whom Selling Security Holder Shares are sold copies of this Prospectus.

                                  LEGAL MATTERS

         The validity of the issuance of the Common Stock offered hereby have been passed upon for the Company by Jeffer, Mangels, Butler & Marmaro LLP, Los Angeles, California.

                                     EXPERTS

         The consolidated balance sheets of Jerry's Famous Deli, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended December 31, 1997, are incorporated by reference herein and in the registration statement, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

================================================================================

        NO DEALER, SALES REPRESENTATIVE OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                 ---------------

                                TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................................   2
ADDITIONAL INFORMATION.......................................................................   2
PROSPECTUS SUMMARY...........................................................................   3
RISK FACTORS.................................................................................   4
USE OF PROCEEDS..............................................................................   8
SELLING SECURITY HOLDERS.....................................................................   8
DESCRIPTION OF CAPITAL STOCK.................................................................   8
PLAN OF DISTRIBUTION.........................................................................   9
LEGAL MATTERS................................................................................   9
EXPERTS......................................................................................   9

                                 ---------------




                        4,855,914 Shares of Common Stock

                          65,000 Shares of Common Stock

                       issuable upon exercise of Warrants

                            JERRY'S FAMOUS DELI, INC.



                                ----------------

                                   PROSPECTUS

                                ----------------



                                   May 6, 1998


================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following tables sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions and non-accountable expense allowance. All of the amounts shown are estimates except the Securities and Exchange Commission registration and NASD filing fees.

         Securities and Exchange Commission registration fee ....     $   582
         Nasdaq filing fee ......................................     $17,500
         Accounting fees and expenses ...........................     $ 5,000
         Printing and engraving expenses ........................     $ 5,000
         Transfer agent and registrar (fees and expenses) .......     $   500
         Blue Sky fees and expenses (including counsel fees) ....     $ 2,000
         Other legal fees and legal expenses ....................     $20,000
         Miscellaneous expenses .................................     $10,000
         Total ..................................................     $60,582

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Pursuant to provisions of the California General Corporation Law, the Articles of Incorporation of the registrant (the "Company"), as amended, include a provision which eliminates the personal liability of its directors to the Company and its shareholders for monetary damage to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California General Corporation Law (concerning contracts or transactions between the Company and a director) or (vii) under Section 316 of the California General Corporation Law (concerning directors' liability for improper dividends, loans and guarantees). The provision does not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his actions, if negligent or improper, have been ratified by the Board of Directors. Further, the provision has no effect on claims arising under federal or state securities or blue sky laws and does not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

    The Company's Articles of Incorporation authorize the Company to indemnify its officers, directors and other agents to the fullest extent permitted by California law. The Company's Articles of Incorporation also authorize the Company to indemnify its officers, directors and agents for breach of duty to the corporation and its shareholders through bylaw provisions, agreements or both, in excess of the indemnification otherwise provided under California law, subject to certain limitations. The Company has entered into indemnification agreements with its non-employee directors whereby the Company will indemnify each such person (an "indemnitee") against certain claims arising out of certain past, present or future acts, omissions or breaches of duty committed by an indemnitee while serving in his employment capacity. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise from willful misconduct. Indemnification will only be provided to the extent that the indemnitee has not already received payments in respect of a claim from the Company or from an insurance company. Under certain circumstances, such indemnification (including reimbursement of expenses incurred) will be allowed for liability arising under the Securities Act.

    THE COMPANY HAS PURCHASED A DIRECTORS' AND OFFICERS' LIABILITY INSURANCE POLICY INSURING DIRECTORS AND OFFICERS OF THE COMPANY.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS


  Exhibit
   Number                                           Description
   ------                                           -----------
3.1           Articles of Incorporation, as amended (including Second Amended and Restated Certificate of
              Determination of Rights of Series A Preferred Shares and Certificate of Determination of Rights of Series
              B Preferred Shares), incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form
              10-K for the year ended December 31, 1996, as filed with the Securities and Exchange Commission on
              March 31, 1997 (the "1996 10-K").

3.2           Bylaws of the Company, incorporated by reference to Exhibit 3.2 of the Company's Registration
              Statement on Form S-1, as filed on July 18, 1995 (Registration No. 33-94724), and declared effective by the Securities and Exchange Commission on October 20, 1995 (referred to herein as the "1995
              Registration Statement").

4.1           Specimen Common Stock Certificate of the Company, incorporated by reference to Exhibit 4.1 of the
              1995 Registration Statement.

4.2           Specimen Series B Stock Certificate of the Company, incorporated by reference to Exhibit 4.3 of the
              1996 10-K.

4.3           Specimen Common Stock Purchase Warrant, incorporated by reference to Exhibit 10.2 of the Company's
              Report on Form 8-K for August 22, 1996 (the "Waterton 8-K").

5.1           Opinion of Jeffer, Mangels, Butler & Marmaro LLP

10.1          Asset Purchase Agreement, dated as of December 12, 1998, among the Company, Epicure Market, Inc., a
              Florida corporation ("Seller"), Harry Thal, Mitchell Thal, and E & L Thal Real Estate Account
              Partnership, a Florida general partnership, a/k/a E & L Thal Real Estate Account, a Florida general partnership a/k/a E & L Thal Partners, a Florida general partnership, as modified by the Modification to
              Asset Purchase Agreement dated as of February 17, 1998, incorporated by reference to Exhibit 10.1 of the Company's Report on Form 8-K for April 1, 1998 (the "Epicure 8-K").

10.2          Lease Agreement, dated as of April 1, 1998, between the Company and E&L Thal Real Estate Account
              Partnership, incorporated by reference to Exhibit 10.2 of the Epicure 8-K.

10.3          Employment Agreement, dated as of April 1, 1998, by and between the Company and Harry Thal, incorporated by reference to Exhibit 10.3 of the Epicure 8-K.

10.4          Employment Agreement, dated as of April 1, 1998, by and between the Company and Mitchell Thal, incorporated by reference to Exhibit 10.4 of the Epicure 8-K.

10.5          Stock Restriction Agreement dated April 1, 1998, among National Deli Corporation, the Company, Harry
              Thal, Mitchell Thal, Naomi Thal, Estate of Edith Thal, and Katz, Barron, Squitero, Faust & Berman,
              P.A., incorporated by reference to Exhibit 10.5 of the Epicure 8-K.

23.1          Consent of Coopers & Lybrand L.L.P.

23.2          Consent of Jeffer, Mangels, Butler & Marmaro (included in Exhibit 5.1)

24            Power of Attorney (incorporated by reference to page II-4 of this Registration Statement on Form S-3).

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                Statement:

                      (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          Insofar as indemnification for liabilities arising from the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 6th day of May, 1998.

                                      JERRY'S FAMOUS DELI, INC.



                                      By:/s/ISAAC STARKMAN
                                         ---------------------------------------
                                         Isaac Starkman, Chief Executive Officer


                                POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints Isaac Starkman his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement for the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature                                          Capacity                         Date
---------                                          --------                         ----

/s/ISAAC STARKMAN                          Director, Chief Executive Officer    May 6, 1998
-----------------------------              and Chairman of the Board
Isaac Starkman


/s/KENNETH ABDALLA                         President and Director               May 6, 1998
-----------------------------
Kenneth Abdalla


/s/GUY STARKMAN                            Vice President and Director          May 6, 1998
-----------------------------
Guy Starkman


/s/JASON STARKMAN                          Vice President and Director          May 6, 1998
-----------------------------
Jason Starkman


/s/CHRISTINA STERLING                      Chief Financial Officer and          May 6, 1998
-----------------------------              Principal Accounting Officer
Christina Sterling


/s/PAUL GRAY                               Director                             May 6, 1998
-----------------------------
Paul Gray


/s/STANLEY SCHNEIDER                       Director                             May 6, 1998
-----------------------------
Stanley Schneider



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